PROSPECTUS SUPPLEMENT NO. 3 (To prospectus dated April 20, 2007)	Filed pursuant to Rule 424(b)(3) Registration No. 333-138340
Odyssey Re Holdings Corp.
2,900,000 Common Shares

     This document supplements our prospectus dated April 20, 2007 (such prospectus, as supplemented by prospectus supplement no. 1 thereto dated May 11, 2007 and prospectus supplement no. 2 thereto dated August 9, 2007, the “prospectus”) relating to the resale of up to 2,900,000 common shares by the selling shareholder named in the prospectus.
     You should read this prospectus supplement, including the annex hereto, in conjunction with the prospectus. This prospectus supplement, including the annex hereto, supplements information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement, including the annex hereto, supersedes the information contained in the prospectus.
     Our common shares trade on the New York Stock Exchange under the symbol “ORH.” On August 30, 2007, the last reported sale price of our common shares on the NYSE was $36.17.
     Investing in our securities involves risks. See “Risk Factors” beginning on page 5 of the prospectus.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 31, 2007.

     You should read this prospectus supplement, including the annex hereto, in conjunction with the prospectus. This prospectus supplement, including the annex hereto, supplements information in the prospectus and, accordingly, to the extent inconsistent, the information in this prospectus supplement, including the annex hereto, supersedes the information contained in the prospectus.
RECENT DEVELOPMENTS
On August 31, 2007, we issued the press release attached hereto as Annex I.

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ANNEX I
NEWS RELEASE
For immediate release

Contact:	R. Scott Donovan, Chief Financial Officer (203) 977-0199
OdysseyRe Settles Litigation
Stamford, CT — August 31, 2007 — Odyssey Re Holdings Corp. (NYSE: ORH) announced today that it has reached an out-of-court settlement with Gulf Insurance Company (“Gulf”) regarding the previously disclosed litigation between Gulf and Odyssey America Reinsurance Corporation, including the full and final commutation of the reinsurance treaties at issue. OdysseyRe anticipates that definitive documentation will be executed by the parties within a week, and that the after-tax impact to OdysseyRe will be approximately $(0.19) per diluted share.
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Odyssey Re Holdings Corp. is a leading worldwide underwriter of property and casualty treaty and facultative reinsurance, as well as specialty insurance. OdysseyRe operates through its subsidiaries, Odyssey America Reinsurance Corporation, Hudson Insurance Company, Hudson Specialty Insurance Company, Clearwater Insurance Company, Newline Underwriting Management Limited, Newline Asia Services Pte. Ltd. and Newline Insurance Company Limited. The Company underwrites through offices in the United States, London, Paris, Singapore, Toronto and Latin America. Odyssey Re Holdings Corp. is listed on the New York Stock Exchange under the symbol ORH.
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Certain statements contained herein may constitute forward-looking statements and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: a reduction in net income if the Company’s loss reserves are insufficient; the occurrence of catastrophic events with a frequency or severity exceeding the Company’s estimates; the lowering or loss of one of the Company’s financial or claims-paying ratings, including those of the Company’s subsidiaries; an inability to realize the Company’s investment objectives; a decrease in the level of demand for the Company’s reinsurance or insurance business, or increased competition; emerging claim and coverage issues; risks relating to ongoing investigations by U.S. government authorities; the risk that ongoing regulatory developments will disrupt the Company’s business or mandate changes in industry practices that increase the Company’s costs; changes in economic conditions, including interest rate, currency, equity and credit conditions; the Company’s inability to access its subsidiaries’ cash; loss of services of any of the Company’s key employees; risks related to the Company’s use of reinsurance brokers; failure of the Company’s reinsurers to honor their obligations; regulatory and legislative changes; risks associated with the growth of the Company’s specialty insurance business; and other factors that are described in the Company’s filings with the Securities and Exchange Commission. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.